EXHIBIT 4.55

ENTERPRISE PRODUCTS OPERATING L.P.

AS ORIGINAL ISSUER,

ENTERPRISE PRODUCTS PARTNERS L.P.

AS PARENT GUARANTOR,

ENTERPRISE PRODUCTS OPERATING LLC

AS NEW ISSUER,

and

U.S. BANK

NATIONAL ASSOCIATION,

AS TRUSTEE

_________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of June 30, 2007

to

Indenture dated as of March 15, 2000

THIRD SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 30, 2007, among Enterprise Products Operating L.P., a Delaware limited partnership (the “Original Issuer”), Enterprise Products Partners L.P., a Delaware limited partnership (the “Parent Guarantor”), Enterprise Products Operating LLC, a Texas limited liability company (the “New Issuer”), an indirect, wholly owned subsidiary of the Parent Guarantor, and U.S. Bank National Association, a national banking association, as successor trustee to Wachovia Bank, National Association, as successor trustee to First Union National Bank, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Original Issuer and the Parent Guarantor have heretofore executed and delivered to the Trustee an indenture dated as of March 15, 2000 (as the same may have been amended or supplemented from time to time, the “Indenture”) among the Original Issuer, the Parent Guarantor and the Trustee, providing for the issuance of the Original Issuer’s Debt Securities (as defined in the Indenture);

WHEREAS, on June 30, 2007, the New Issuer was formed as a limited liability company organized under the laws of the State of Texas;

WHEREAS, immediately prior to the Merger (as defined below), the Original Issuer was converted into a limited partnership organized under the laws of the State of Texas (the “Conversion”) and, immediately subsequent to the Conversion and pursuant to an Agreement and Plan of Merger dated as of June 30, 2007 among the successor entity to the Original Issuer and the New Issuer, the successor entity to the Original Issuer merged with and into the New Issuer, with the New Issuer continuing as the surviving entity (the “Merger”);

WHEREAS, Section 10.01 of the Indenture provides, in part, that the Original Issuer shall not consolidate with or merge with or into any Person unless: (a) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company shall expressly assume, by an Indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Original Issuer under the Indenture and the Debt Securities and Coupons, if any, according to their tenor; (b) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing; (c) the Successor Company waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem such Bearer Security but the Original Issuer would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer or lease had not occurred; (d) each Guarantor shall confirm that its Guarantee shall continue to apply to the obligations under the Debt Securities and the Indenture; and (e) the Company and the Parent Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental Indenture (if any) comply with the Indenture; and

WHEREAS, pursuant to Section 9.01(a) of the Indenture, the Original Issuer, the Parent Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Original Issuer, the Parent Guarantor, the New Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Debt Securities as follows:

1.       Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)      For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.      Assumption of Obligations by Successor Company. The New Issuer, as the Successor Company pursuant to Section 10.01 of the Indenture, hereby expressly assumes all the obligations of the Original Issuer under the Indenture and the Debt Securities and Coupons, if any, according to their tenor. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debt Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.      Waiver of Right to Redeem Bearer Security. The New Issuer, as the Successor Company pursuant to Section 10.01 of the Indenture, hereby waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem such Bearer Security but the Original Issuer would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer or lease had not occurred.

4.       Confirmation of Guarantee. Pursuant to Section 10.01 of the Indenture, the Parent Guarantor hereby confirms that its Guarantee shall continue to apply to the obligations under the Debt Securities and the Indenture.

5.       GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A NEW YORK CONTRACT, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.       Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.       Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products OLPGP, Inc. Its General Partner

By:	/s/ Michael A. Creel
Name: Michael A. Creel
Title: Executive Vice President and
Chief Financial Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC Its General Partner

By:	/s/ Michael A. Creel
Name: Michael A. Creel
Title: Executive Vice President and
Chief Financial Officer

ENTERPRISE PRODUCTS OPERATING LLC

By:	/s/ Michael A. Creel
Name: Michael A. Creel
Title: Executive Vice President and
Chief Financial Officer

[Signature page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven A. Finklea
Name: Steven A. Finklea, CCTS
Title: Vice President

[Signature page to Third Supplemental Indenture]